EXHIBIT 11




                    COMPUTATION OF FULLY DILUTED EARNINGS PER
                  SHARE UNDER TREASURY STOCK METHOD SET FORTH
                  IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                                                      For Quarter Ended
                                               -------------------------------

                                             June 30, 1996       June 30, 1995
                                             -------------       -------------

Number of shares on which earnings
 per share is based:
 Average outstanding during period            533,879,895         575,354,667

Add - Incremental shares under stock
option and stock purchase plans                 9,289,771           8,582,886

    - Incremental shares related to
5 3/4% CGI convertible bonds                         -              7,669,727
                                              -----------         -----------

Number of shares on which fully diluted
earnings per share is based                   543,169,666         591,607,280
                                              -----------         -----------

Net earnings available to common
shareholders (millions)                       $     1,342         $     1,711

    - Net earnings effect of
interest on 5 3/4% CGI convertible
bonds (millions)                                      -                     5
                                              -----------         -----------

Net earnings on which fully
diluted earnings per share
is based (millions)                           $     1,342         $     1,716
                                              ===========         ===========

Fully diluted earnings per share                   $ 2.47              $ 2.90

Published earnings per share                       $ 2.51              $ 2.97




































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                   COMPUTATION OF FULLY DILUTED EARNINGS PER
                   SHARE UNDER TREASURY STOCK METHOD SET FORTH
               IN ACCOUNTING PRINCIPLES BOARD OPINION NO. 15 - (CONTINUED)


                                                   For Six Months Ended
                                             --------------------------------
                                             June 30, 1996     June 30, 1995
                                             -------------     -------------

Number of shares on which earnings
  per share is based:
  Average outstanding during period           539,091,709       580,290,595

Add - Incremental shares under stock
option and stock purchase plans                10,207,423         7,806,924

    - Incremental shares related to
5 3/4% CGI convertible bonds                        -             7,684,947
                                              -----------       -----------

Number of shares on which fully diluted
earnings per share is based                   549,299,132       595,782,466
                                              -----------       -----------

Net earnings available to common
shareholders (millions)                       $     2,111       $     2,953

  - Net earnings effect of
interest on 5 3/4% CGI convertible
bonds (millions)                                     -                    9
                                              -----------       -----------

Net earnings on which fully
diluted earnings per share
is based (millions)                           $     2,111       $     2,962
                                              ===========       ===========

Fully diluted earnings per share                   $ 3.84            $ 4.97

Published earnings per share                       $ 3.92            $ 5.09